JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com News release: IMMEDIATE RELEASE Investor Contact: Mikael Grubb, 212-270-1717 Media Contact: Joseph Evangelisti, 212-270-7438 JPMorgan Chase Elects Mark Weinberger to its Board of Directors New York, January 16, 2024 – JPMorgan Chase (NYSE: JPM) announced today that Mark Weinberger, 62, has been elected to its Board of Directors, effective immediately. He will also serve as a member of the Board’s Audit Committee. Mr. Weinberger was Global Chairman and Chief Executive Officer of Ernst & Young (EY) from 2013 to 2019. During his tenure, he led the global professional services organization through a purpose- driven transformation across more than 150 countries to deliver on EY’s mission of building a better working world. He currently sits on the boards of public companies Johnson & Johnson, MetLife and Saudi Aramco, as well as JUST Capital and the National Bureau of Economic Research. In addition, he serves on the Board of Trustees for Emory University and Case Western Reserve University. Mr. Weinberger’s leadership has shaped both the modern business landscape and the public sector. He served as Assistant Secretary of the U.S. Department of the Treasury (Tax Policy) in the George W. Bush Administration. He was appointed by President Clinton to serve on the Social Security Administration Advisory Board, and he served on President Obama’s Infrastructure Task Force, and President Trump’s Strategic and Policy Forum. He chaired the Business Roundtable Committee on Tax and Fiscal Policy from 2014 to 2018 and was an active member of the World Economic Forum’s International Business Council. “Mark Weinberger is an outstanding and highly respected leader, having successfully led a large, complex, global company, as well as working at the highest levels of public service and government. His business acumen and experience, as well as his track record of driving transformation across the public and private sectors, will add great value to our company as we navigate a changing global environment,” said Jamie Dimon, Chairman and CEO of JPMorgan Chase. “JPMorgan Chase is one of the most successful and influential companies in the world. I am excited to join this talented group of leaders and bring my experience to help the firm serve and empower its customers, clients and communities around the globe,” said Mr. Weinberger. About JPMorgan Chase JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.9 trillion in assets and $328 billion in stockholders’ equity as of December 31, 2023. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions

J.P. Morgan Chase & Co. News Release of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com. # # #